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                                                                     EXHIBIT 5.1

                              OPINION OF BODMAN LLP

                             [BODMAN LLP LETTERHEAD]

April 3, 2007

Titan International, Inc.
2701 Spruce Street
Quincy, Illinois 62301

Ladies and Gentlemen:

     We are acting as special counsel for Titan International, Inc., an Illinois corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement") with respect to the registration under the Securities Act of 1933 (the "Act") of the offer and exchange by the Company (the "Exchange Offer") of up to $200,000,000 aggregate principal amount of the Company's 8% Senior Unsecured Notes due 2012 to be registered under the Act (the "New Notes"), which New Notes will be guaranteed by each of the guarantors named in
Schedule I hereto (the "Guarantors"), for a like principal amount of the Company's outstanding 8% Senior Unsecured Notes due 2012 (the "Old Notes"), which Old Notes have also been guaranteed by the Guarantors. The Old Notes were issued pursuant to an Indenture, dated December 28, 2006 (the "Indenture"), between the Company and U.S. Bank National Association, as trustee.

     In connection with rendering this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

     As special counsel to the Company and based upon and subject to the foregoing, we advise you as follows:

     The New Notes have been duly authorized, and when the New Notes have been duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the New Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law).

     The opinions expressed herein apply solely to the laws of the State of Michigan (the "State") as applied by courts located in the State, without regard to choice of law, and the federal laws of the United States of America, and we express no opinion whatsoever with respect to the laws of any other jurisdiction (including, without limitation, conflict of laws and choice of law issues). We assume for purposes of the opinions expressed in the preceding paragraph that the Indenture is governed by and construed in accordance with the law of the State. Insofar as this opinion relates to matters of law and legal conclusions governed by the laws of the State of Illinois, we base it on the opinion of Schmiedeskamp, Robertson, Neu & Mitchell, as evidenced by the opinion of such firm filed as Exhibit 5.2 to the Registration Statement and the consent in such opinion to statements made in the Registration Statement in regard to such firm. Our opinions as to such matters are based on assumptions and subject to the qualifications and limitation set forth in such opinion letter.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to register the New Notes under the Act and to the reference to our Firm under the caption "Legal

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Matters" in the prospectus constituting a part of such Registration Statement.
In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        BODMAN LLP


                                        /s/ Barbara A. Bowman
                                        ----------------------------------------
                                        By: Barbara A. Bowman, a partner

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                              SCHEDULE I TO OPINION

                                   GUARANTORS

                                            JURISDICTION OF   PERCENTAGE OF
NAME OF SUBSIDIARY                           INCORPORATION      OWNERSHIP
------------------                          ---------------   -------------
Titan Marketing Services, Inc.                  Illinois           100%
Titan Wheel Corporation of Illinois             Illinois           100%
Titan Wheel Corporation of Iowa                   Iowa             100%
Titan Wheel Corporation of South Carolina    South Carolina        100%
Titan Wheel Corporation of Virginia             Virginia           100%
Titan Investment Corporation                    Illinois           100%
Titan Tire Corporation                          Illinois           100%
Titan Tire Corporation of Bryan                   Ohio             100%
Titan Tire Corporation of Freeport              Illinois           100%
Titan Tire Corporation of Natchez              Mississippi         100%
Titan Tire Corporation of Texas                   Texas            100%
Titan Distribution, Inc.                        Illinois           100%
Dyneer Corporation                              Delaware           100%
Dico, Inc.                                      Delaware           100%
Automotive Wheels, Inc.                        California          100%
Nieman's, Ltd.                                    Iowa             100%